                                                                     Exhibit (b)




                                                      July 18, 1997



Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903

Ladies and Gentlemen:

                  We understand that NTK Sub, Inc. ("Merger Sub"), a Delaware corporation formed and wholly owned by Nortek, Inc. ("Parent"), intends to acquire all of the outstanding common stock of Ply Gem Industries, Inc., a Delaware corporation (the "Company"), pursuant to a tender offer and merger agreement (the "Acquisition Agreement") to be entered into among Parent, Merger Sub and the Company (such tender offer transaction, the "Acquisition"). After consummation of the Acquisition, Merger Sub would be merged with and into the Company (the "Merger"), with the Company being the surviving corporation. (The Acquisition and the Merger are sometimes referred to as the "Transaction".) We understand that Parent, Merger Sub and the Company will enter into certain arrangements in connection with the Acquisition and the Merger as follows:

                  (i) Parent proposes to issue and sell, if necessary, on the date on which the Acquisition is consummated (the "Closing Date") and, if necessary, on the date on which the Merger is consummated (the "Merger Date") senior bridge notes (the "Bridge Notes") having substantially the terms (including guarantees) set forth in Exhibit A hereto (such Exhibit, together with Exhibit B hereto referred to below, being the "Term Sheet"), such that the aggregate cash proceeds from the issuance and sale of the Bridge Notes will be approximately $300,000,000, less fees and expenses payable to the Purchasers (as defined below);

                  (ii) Parent or the Company or both would issue and sell as soon as practicable following the Acquisition, in one or more public offerings or private placements, debt or equity securities, the proceeds of which will be used to redeem the Bridge Notes purchased hereunder. In order to finance the redemption of the Bridge Notes, Parent, the Company, Merger Sub and their subsidiaries and affiliates will, prior to the Acquisition and within one year following its consummation, offer on a first and last refusal basis Wasserstein Perella & Co., Inc., Wasserstein Perella Securities, Inc. and their affiliates (together, "WP&Co.") the opportunity to act as (i) exclusive agents or sole underwriters for any debt securities to be issued by Parent, Merger Sub or the Company (excluding any facility for borrowing commercial loans from one or more commercial banks (a "Bank Credit Facility")), (ii) co-manager with respect to any public offerings of equity securities to be issued by Parent, Merger Sub or the Company, and (iii) sole or lead agent, or co-agent of any private placements of equity securities to be issued by Parent, Merger Sub or the Company. (All debt and equity financings and any Bank Credit Facilities contemplated by the foregoing are referred to as "Permanent Financings".) In addition, if by the maturity date of the Bridge Notes, the Permanent Financing shall not have been issued or obtained, or shall not have been issued or obtained in an aggregate amount sufficient to repay the principal of and accrued and unpaid interest on the Bridge Notes, such unpaid interest will be paid in cash and such unpaid principal will be satisfied by the issuance to the holders of the Bridge Notes of debt securities of the Company having substantially those terms set forth in Exhibit B hereto (the "Rollover Notes"); and

                  (iii) (a) Parent would continue to own all of the outstanding capital stock of Merger Sub; (b) Merger Sub will make a tender offer for any and all outstanding common stock of the Company; (c) Merger Sub would own at least 51% of the outstanding capital stock of the Company after consummation of the Acquisition and (d) as soon as practicable after consummation of the Acquisition, Merger Sub will merge with and into the Company, with the Company surviving the Merger.

                  We understand that cash currently available to Parent (approximately $200,000,000) ("Available Cash"), together with the net cash proceeds from the issuance and sale of the Bridge Notes, will provide funds sufficient to (i) consummate the Acquisition and the Merger, (ii) refinance concurrently with the Acquisition or the Merger, as the case may be, outstanding debt of the Company and the Company's accounts receivable securitization program in an aggregate amount up to approximately $165,000,000, and (iii) pay the fees and expenses incurred in connection with the consummation of the Transaction (all of the foregoing, the "Transaction Costs"). We understand that the Transaction Costs will be approximately $500,000,000 in the aggregate.

                  We further understand that the Transaction Costs will be funded as follows:

                  FIRST, on or immediately prior to the Closing Date, Parent will contribute the Available Cash to the capital of Merger Sub and such Available Cash will be utilized on the Closing Date to fund all or a portion of the purchase price of the Acquisition;

                  SECOND, on the Closing Date, Parent will (A) issue and sell such amount of Bridge Notes such that the net cash proceeds thereof will be sufficient to (i) fund the remaining portion, if any, of the purchase price of the Acquisition, (ii) refinance concurrently with the Acquisition approximately $165,000,000 of the outstanding debt of the Company and the Company's accounts receivable securitization program and (iii) pay fees and expenses incurred in connection with the consummation of the Acquisition and (B) contribute the net cash proceeds of the Bridge Notes described in clause (A) to the capital of Merger Sub; and

                  THIRD, if necessary, on the Merger Date, Parent will (x) issue and sell such amount of Bridge Notes such that the net cash proceeds thereof will be sufficient to fund any remaining Transaction Costs and (y) contribute the net cash proceeds of the Bridge Notes described in clause (x) to the capital of Merger Sub.

                  Based upon and subject to the foregoing and subject to the conditions set forth below and in the Term Sheet, WP Bridge Finance, Inc. ("WP Bridge Finance") hereby commits to purchase, or to cause one or more of its respective affiliates, to purchase, if necessary, on the Closing Date and on the Merger Date up to an aggregate amount equal to $300,000,000 of the Bridge Notes, in each case on the terms and subject to the conditions set forth in the Term Sheet. The term "Purchasers" as used in this Commitment Letter shall mean WP Bridge Finance and one or more other persons (including, without limitation, any assignee of WP Bridge Finance) who actually purchase or undertake the commitment to purchase the Bridge Notes referred to herein. You agree to continue to provide or cause to be provided to the Purchasers all of the information received by you or on your behalf or of which you become aware that is related to or affects Merger Sub or the Company or any of its subsidiaries or any aspect of the Transaction or that is material regarding Parent or its subsidiaries in the context of the Transaction or the commitment contained herein. Please note, however, that the terms and conditions of this Commitment Letter are not limited to those set forth herein or in the Term Sheet. Those matters that are not covered or made clear herein or in the Term Sheet are subject to mutual agreement of the parties. Neither the Purchasers nor you shall be liable or responsible for any consequential damages that may be alleged as a result of any failure to issue or purchase the Bridge Notes.

                  Each of Parent and Merger Sub hereby agree to pay WP Bridge Finance, on its own behalf and on behalf of each Purchaser, the fees set forth in the fee letter dated the date hereof between WP Bridge Finance, Parent and Merger Sub (the "FEE LETTER").

                  In partial consideration for our commitment hereunder, each of Parent and Merger Sub hereby agrees, jointly and severally, to indemnify and hold harmless the Purchasers, each of the members or shareholders or other investors or holders of interests in, or other transferees of the Purchasers (collectively, "Additional Investors"), any affiliates of the Purchasers (including without limitation WP&Co. and the Additional Investors, and each other person, if any, controlling the Purchasers or any Additional Investors and any of their respective affiliates, and any of the directors, officers, agents and employees of any of the foregoing (each, an "Indemnified Person") from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the matters which are the subject of the commitment made hereunder (including, but without limitation, any use made or proposed to be made by Parent, Merger Sub or the Company of the proceeds from the transactions referred to above) or in connection with any aspect of the Transaction (collectively, the "Subject Matter"), and will reimburse any Indemnified Person for all expenses (including fees, charges and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceedings related to, arising out of or in connection with the Subject Matter, whether or not pending or threatened and whether or not such action, claim, suit or proceedings is brought by you, your subsidiaries, creditors, shareholders or an Indemnified Person, or any Indemnified Person is otherwise a party thereto, and whether or not the Transaction is consummated. Parent and Merger Sub will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of any Indemnified Person. Parent and Merger Sub also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Parent and Merger Sub, or any of their respective affiliates for or in connection with the Subject Matter, except for any such liability for losses, claim, damages or liabilities incurred by Parent or Merger Sub that are finally judicially determined to have resulted from the bad faith or gross negligence of such Indemnified Person.

                  Neither Parent nor Merger Sub will, without the prior written consent of the Purchasers (which consent shall not be unreasonably withheld), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceedings in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a full and unconditional release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceedings.

                  If the indemnification provided for in the second preceding paragraph of this Commitment Letter is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, Parent and Merger Sub agree to contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to you on the one hand, and the Purchasers, on the other hand, of the Transaction or (ii) if the allocation provided by clause (i) is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you and the Purchasers, as well as any other relevant equitable considerations; PROVIDED that in no event shall the Purchasers' aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by us under the Fee Letter.

                  Except as otherwise provided in the second sentence of the third preceding paragraph, each of Parent and Merger Sub agrees to pay as incurred all legal and other out-of-pocket expenses of the Purchasers in connection with the matters referred to herein, including travel costs, document production and other expenses of this type, and the fees, disbursements and charges of outside counsel and fees and expenses of other professional advisors retained with your consent, whether or not the Acquisition or the Merger is consummated or any Bridge Notes are actually issued.

                  This commitment will expire at 6:00 p.m. New York City time on July 18, 1997 unless accepted prior to such time and, if accepted prior to such time, shall expire at the earliest of (i) consummation of the Merger, (ii) termination of the Merger Agreement and (iii) 5:00 p.m. New York City time on October 31, 1997 or, at the option of Parent and Merger Sub and subject to the payment in full of the Additional Commitment Fee (as defined in the Fee Letter), December 31, 1997, if the closing of the Merger shall not have occurred by such time. No such termination shall affect your obligations under (x) the Fee Letter and (y) each of the four immediately preceding paragraphs, which Fee Letter and paragraphs shall remain in full force and effect regardless of any termination or the completion of the transactions referred to herein, except your obligation under the immediately preceding paragraph shall only apply to expenses accruing prior to such termination. Notwithstanding the execution and acceptance of this Commitment Letter, this Commitment Letter shall not have any legal force or effect until the date on which it is released to Parent and WP Bridge Finance from the escrow established pursuant to that certain Escrow Letter, dated as of the date hereof, from you and WP Bridge Finance to the escrow agent named therein (the "Escrow Letter") in accordance with Section 2(i) of the Escrow Letter.

                  This Commitment Letter shall be governed by and construed in accordance with the internal laws of the State of New York. Any right to trial by jury with respect to any claim, action, suit or proceedings arising out of or contemplated by this letter is hereby waived and the parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the city of New York in connection with any dispute related to this Commitment Letter or any matters contemplated hereby. This Commitment Letter is not assignable by you to any other person. WP Bridge Finance may assign all or any portion of its obligations pursuant hereto to any financial institution, bank, mutual fund or other person, in each case experienced in acquisition financing with available capital, financial resources or a net worth of not less than $100,000,000 subject to your prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent of any assignment made pursuant to the immediately preceding sentence, WP Bridge Finance shall be relieved of its obligations hereunder and the assignee shall have, to the extent of such assignment, the same obligations hereunder as it would if it were WP Bridge Finance. In addition, WP Bridge Finance may, without your consent, sell to one or more entities participating interests in all or any portion of its obligations hereunder; PROVIDED, THAT, WP Bridge Finance shall not be relieved of its obligations hereunder as a result of any such sale. Without our prior written consent, this Commitment Letter and the Term Sheet (and the contents thereof) may not be disclosed by you to any other person except your accountants, attorneys and other advisors and to the Company and its accountants, attorneys and other advisors in connection with the Acquisition and then only on a confidential basis and in connection with the Transaction, except as otherwise required by law or the rules and regulations of the Securities and Exchange Commission.

                  This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this letter by telecopier shall be effective as delivery of a manually executed counterpart of this letter.

                  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of this letter. Upon your acceptance hereof, this letter will constitute a binding agreement between us, subject, however, to the terms and conditions of the Escrow Letter.

                            WP BRIDGE FINANCE, INC.


                            By /s/ James C. Kingsbery
                               ----------------------
                               Name: James C. Kingsbery
                               Title: Treasurer


AGREED TO AND ACCEPTED:

NORTEK, INC.


By /s/ Kevin W. Donnelly
   ---------------------
   Name: Kevin W. Donnelly
   Title: Vice President and General Counsel


NTK SUB, INC.


By /s/ Kevin W. Donnelly
   ---------------------
   Name: Kevin W. Donnelly
   Title: Secretary

                                                                       EXHIBIT A
                                                                       ---------




                              SENIOR BRIDGE NOTES:

                       SUMMARY OF TERMS AND CONDITIONS(1)



Issuer:
Agent/                     Parent
Initial Purchaser:         WP Bridge Finance, Inc.

Issue: Senior Bridge Notes (the "Bridge Notes") issued pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement").

Use of Proceeds:           The proceeds of the Bridge Notes will be contributed
                           to the capital of Merger Sub in order for it to (i) finance, in part, the purchase price of the Acquisition, (ii) refinance, in part, certain outstanding debt of the Company and the Company's accounts receivable securitization program, and (iii) pay costs and expenses in connection with the Transaction.

Principal Amount:          $300,000,000, to be funded in one or two issuances.

Price:                     100% of the principal amount.

Interest Rate:             Interest on the Bridge Notes shall be paid at the
                           Applicable Interest Rate (as defined below) and payable quarterly in arrears. "Applicable Interest
                           Rate" means the highest of the following, as determined as of the beginning of each three-month period: (i) the base rate (as announced from time to time by Citibank, N.A.) plus 325 basis points, (ii) three-month U.S. Dollar LIBOR (as determined from specified sources) plus 600 basis points and (iii) the highest yield on any of the 1, 3, 5 and 10-year direct obligations issued by the United States plus
                           500 basis points.

--------
     (1)Capitalized terms used but not defined herein are used as defined in the Commitment Letter (the "Commitment Letter") to which this Summary of Terms and Conditions is attached.

Maturity:                  Six months from the date of first issuance of any
                           Bridge Notes; PROVIDED, HOWEVER, that the Company may extend the maturity to nine months from the date of such first issuance by the payment on or prior to the six month maturity date of an extension fee of $2.50 per $1,000 of principal amount of Bridge Notes to be so extended; and PROVIDED FURTHER that the maturity may be extended to twelve months from the date of such first issuance by the payment on or prior to the nine month maturity date of an extension fee of $3.75 per $1,000 of principal amount of Bridge Notes to be so extended.

Ranking: The Bridge Notes will rank (i) PARI PASSU with Parent's 9-1/4% Senior Notes due March 15, 2007 (the "Senior Notes"), Parent's senior credit facilities, mortgage notes payable and with all other senior indebtedness of Parent and (ii) senior to Parent's 9-7/8% Senior Subordinated Notes due March 1, 2004 and to all other subordinated indebtedness of the Parent.

Security:                  Parent will grant Purchasers a first priority
                           security interest in all of Parent's right, title and interest in and to all of its properties and assets to the extent so permitted under Section 4.09 of the Indenture relating to the Senior Notes ("Section
                           4.09").

Guarantees:                Merger Sub, the Company and each subsidiary of Parent
                           and the Company will issue a senior guarantee of the Bridge Notes and the Rollover Notes and the obligations of Parent and Merger Sub under the Securities Purchase Agreement. The foregoing guarantees will be collateralized with a first priority security interest in all of the properties and assets of such entities to the extent so permitted by Section 4.09.

Mandatory Redemption:      Parent will redeem the Bridge Notes at par plus
                           accrued interest at or prior to maturity, as such maturity may be extended as provided herein, with, subject to certain agreed exceptions, (i) the net proceeds from the issuance of any debt securities,
                           (ii) the net proceeds from the issuance of any equity securities, and (iii) the net proceeds from any Bank
                           Credit Facility; PROVIDED that the redemption price shall be 103% of par plus accrued interest if the Bridge Notes are redeemed with or in anticipation of funds raised by any means other than (a) a Bank
                           Credit Facility, (b) a debt financing in which WP&Co., together with such other parties, if any, approved by WP&Co., have acted as exclusive agents or sole underwriters, or (c) a public or private offering of equity securities, in which WP&Co. has acted as sole or lead agent or as co-agent or co-manager.

Change-of-Control:         Parent will redeem the Bridge Notes upon any
                           change-of-control (to be defined in a mutually acceptable manner) of Parent at a redemption price of 101% of par plus accrued interest. Any redemption or other acquisition of Bridge Notes, whether optional
                           (as set forth below), mandatory (as set forth above) or upon a change of control, will be made pro rata among the Purchasers based on the principal amount of Bridge Notes held by each of them.

Interest Payment:          Quarterly in arrears.

Optional Redemption:       The Bridge Notes will be callable, in whole or in
                           part, upon not less than 10 days written notice, at the option of Parent, at any time at a redemption price at par plus accrued interest to the redemption date; PROVIDED that the redemption price shall be 103% of par plus accrued interest if the Bridge Notes are redeemed with or in anticipation of funds raised by any means other than (a) a Bank Credit Facility,
                           (b) a debt financing in which WP&Co., together with such other parties, if any, approved by WP&Co., have acted as exclusive agents or sole underwriters, or
                           (c) a public or private offering of equity securities, in which WP&Co. has acted as sole or lead agent or as co-agent or co-manager.

Mandatory Exchange:        If the Bridge Notes have not been previously redeemed
                           in full for cash on or prior to maturity, as the maturity may be extended as provided herein, the principal of the Bridge Notes outstanding at maturity, as so extended, may, subject to certain conditions precedent, be satisfied at such maturity through the issuance and delivery of the Rollover
                           Notes described in the attached term sheet (Exhibit
                           B). The Rollover Notes will be issued at the same time as the Bridge Notes and held in escrow pending such mandatory exchange.

Right to Resell            The Purchasers shall have the absolute and
Bridge Notes:              unconditional right to resell the Bridge Notes to one
                           or more third parties, whether by assignment or participation.

Conditions to Funding:     The execution and closing of the Securities Purchase
                           Agreement and the funding of the Bridge Notes will be subject to satisfaction of conditions precedent, including but not limited to the following:

                           1. The Acquisition shall have been consummated in accordance with the Acquisition Agreement, and the Acquisition Agreement, tender offer and other documentation shall be satisfactory in form and substance to the Purchasers in their reasonable judgment, without any material (as determined by the Purchasers in their reasonable judgment) amendment, modification or waiver of any of the terms or conditions thereof without the prior written consent of the Purchasers; PROVIDED, that, if the definitive Acquisition Agreement is substantially similar in all material respects to the form of Acquisition Agreement, a copy of which is attached to the Escrow Letter, such definitive Acquisition Agreement will be satisfactory to the Purchasers. The structure of the Transaction, including the tax, federal margin regulation, ERISA, accounting and other consequences thereof, and corporate and legal structure shall be satisfactory to the Purchasers in their reasonable judgment; PROVIDED, THAT, if the structure of the Transaction is substantially similar in all material respects to the structure set forth in the Draft Acquisition Agreement, such structure will be satisfactory to the Purchasers.

                           2. The other transactions contemplated to be consummated on the Closing Date shall have been consummated on terms satisfactory to the Purchasers in their reasonable judgment, including without limitation the capital contribution by Parent to Merger Sub of the Available Cash, which shall be in aggregate amount of no less than $200,000,000, and such Available Cash shall have been utilized to fund, in whole or in part, the Acquisition.

                           3. Reasonably satisfactory completion of all loan documentation and other documentation relating to the Bridge Notes and the Rollover Notes in form and substance satisfactory to the Purchasers in their reasonable judgment, including issuance of appropriate Parent, Company and subsidiary guarantees, and receipt by the Purchasers of satisfactory customary opinions of counsel as to the transactions contemplated thereby (including without limitation with respect to compliance with all applicable securities laws).

                           4. The Purchasers shall have received (i) a reasonably satisfactory pro forma consolidated balance sheet of Parent and its subsidiaries, as at the Closing Date and after giving effect to the Acquisition and the financings contemplated hereby; (ii) audited, unaudited interim and pro forma financial statements of the Parent and its subsidiaries which are reasonably satisfactory to the Purchasers;
                                  (iii) unaudited interim consolidated financial statements of each of Company and its subsidiaries and Parent and its subsidiaries, for each quarterly period ended subsequent to the date of the latest audited consolidated financial statements of Company and its subsidiaries and of Parent and its subsidiaries as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Purchasers, reflect any material adverse change in the consolidated financial condition of Company and its subsidiaries or Parent and its subsidiaries, as reflected in the financial information previously furnished to the Purchasers.

                           5. The Purchasers shall have received the results of a recent lien, tax and judgment search in each of the jurisdictions and offices where assets of the Parent and its subsidiaries and the Company and its subsidiaries are located or recorded, and such search shall reveal no material liens on any of their respective assets except for liens permitted by the documentation relating to the Bridge Notes and the Rollover Notes.

                           6. The Purchasers shall have determined that reasonably satisfactory insurance relating to the Parent and its subsidiaries will be in place after the Acquisition.

                           7. The Parent and its subsidiaries shall not be in breach in any material respect of any of its obligations under the documentation relating to the Transaction or the financing thereof.

                           8.     Receipt of all material governmental,
                                  shareholder and third party consents and approvals necessary or reasonably desirable in connection with any aspect of the Transaction or any other transactions contemplated hereby and satisfactory expiration of all applicable waiting periods without any actions to materially affect any material aspect of the Transaction.

                           9. Absence of any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Parent and its subsidiaries, taken as a whole, or of the Company and its subsidiaries, taken as a whole, since December 31, 1996. No additional facts or information (including the occurrence of any events or circumstances) shall have come to the attention of Purchasers that are inconsistent with the information disclosed to the Purchasers by or on behalf of Parent or Merger Sub prior to the date of the Commitment Letter and that, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities (contingent or otherwise), properties, value, operations, results of operations or prospects of (i) Parent and its subsidiaries, taken as a whole, or (ii) the Company and its subsidiaries, taken as a whole, or (b) any aspect of the Transaction or the refinancing of the Bridge Notes. From and after the date hereof, neither Parent nor Merger Sub shall have incurred any material contractual obligations other than (i) the execution of the Acquisition Agreement, the Commitment Letter and one or more other commitment letters for Permanent Financing comprising part of the Transaction and the execution of the documentation thereunder and
                                  (ii) such other obligations as are acceptable to the Purchasers.

                           10. Absence of any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) seeks to enjoin the Transaction or seeks damages as a result of the Transaction and in the good faith judgment of the Purchasers such action, suit, investigation, litigation or proceeding could reasonably be expected to prevail, (ii) in the good faith judgment of the Purchasers could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of Parent and its subsidiaries, taken as a whole, or of the Company and its subsidiaries taken as a whole or on the Acquisition or the Merger or
                                  (iii) in the good faith judgment of the
                                  Purchasers could reasonably be expected to materially adversely affect the Purchasers, the Bridge Notes or the ability of Parent or the Company to perform its obligations thereunder or to refinance the Bridge Notes.

                           11. Absence of any disruption or change in financial, banking or capital markets or in the regulatory environment that in the good faith judgment of the Purchasers could materially and adversely affect the sale of the Bridge Notes or the refinancing thereof.

                           12. Absence of any material default or any material breach of any representation or warranty set forth in the documentation for the Bridge Notes.

                           13. Upon consummation of the Acquisition, (i) none of Merger Sub, the Company or any of the Company's subsidiaries will have any outstanding debt (other than (x) arrangements satisfactory to the Purchasers relating to refinancing outstanding debt and (y) certain industrial development bond obligations and capital lease obligations in the aggregate amount of $20,000,000) in excess of $500,000 and (ii) Parent and its subsidiaries other than the Company and its subsidiaries will not have aggregate outstanding debt (without taking into account the Bridge Notes) exceeding $446,000,000.

Representations and        The Securities Purchase Agreement will contain
Warranties:                representations and warranties which are usual and
                           customary for transactions of this nature or which the Purchasers reasonably determine to be appropriate in light of the business or operations of Parent, the Company or any of their subsidiaries (with the scope, exceptions and qualifications, to be agreed upon), including but not limited to the following:

                           1.     Corporate existence.
                           2. Corporate and governmental authorizations; non-contravention; binding and enforceable agreements.
                           3.     Financial information.
                           4.     No material adverse change.
                           5.     Environmental matters.
                           6. Compliance with laws, including ERISA and environmental laws.
                           7.     No material litigation.
                           8.     Existence, incorporation, etc., of
                                  subsidiaries.
                           9.     Payment of taxes and other material
                                  obligations.
                           10.    Full disclosure.
                           11. After consummation of the Transaction, Parent is in compliance with the terms of its material debt obligations.

Covenants:                 The Securities Purchase Agreement will contain usual
                           and customary covenants for transactions of this nature or which the Purchasers reasonably determine to be appropriate in light of the business or operations of the Parent, Company or any of their subsidiaries (with the scope and exceptions to be agreed upon), including without limitation the following:

                           1. Furnishing of information (including annual and quarterly financial and operating reports).
                           2.     Maintenance of property; insurance coverage.
                           3.     Compliance with laws; conduct of business.
                           4.     Use of proceeds.
                           5.     Restrictions on indebtedness.
                           6.     Negative pledge and restrictions on
                                  sale-leasebacks.
                           7. Restrictions on dividends and other restricted payments by Parent (including redemptions and prepayment of junior or PARI PASSU indebtedness).
                           8.     Restrictions on asset sales.
                           9.     Restrictions on transactions with affiliates.
                           10.    Restrictions on mergers and consolidations.

                           11. Use best efforts to effect refinancing of Bridge Notes through the Permanent Financing as soon as practicable.
                           12.    Limitation on investments.
                           13. Sales of subsidiaries' stock and absence of limitations on the ability of subsidiaries to upstream assets to Merger Sub.
                           14. Limitation on capital expenditures and acquisitions.
                           15. Availability of management to meet with holders of Bridge Notes or Rollover Notes upon request.
                           16.    Maintenance of minimum net worth.

Events of Default:         The Securities Purchase Agreement will contain usual
                           and customary events of default for transactions of this nature or which the Purchasers reasonably determine to be appropriate in light of the business or operations of the Parent, Company or any of their subsidiaries, including without limitation the following:

                           1. Failure to pay any principal when due or any interest or fees payable within five days of when due.
                           2. Failure to meet covenants, with grace periods where appropriate.
                           3. Representations or warranties false in any material respect when made or repeated.
                           4. Cross default to other debt of Parent, Merger Sub, the Company and their subsidiaries (with minimum dollar amounts to be agreed upon).
                           5. Judgment defaults (with minimum dollar amounts to be agreed upon).
                           6. Other usual defaults, including without limitation, insolvency, bankruptcy and ERISA.

Indemnification:           Parent and Merger Sub will indemnify the Purchasers,
                           their affiliates and related persons against all losses, liabilities, claims, damages or expenses relating to the Bridge Notes, the Securities Purchase
                           Agreement and the use of the Bridge Note proceeds or the commitments, including but not limited to, fees, charges and disbursements of counsel and settlement costs, substantially on the terms set forth in the Commitment Letter.

Expenses:                  Parent and Merger Sub will pay all legal and other
                           out-of-pocket expenses of the Purchasers as incurred, including travel costs, document production and other expenses of this type, and the fees, charges and disbursements of outside counsel and fees of other professional advisors engaged with Parent's consent.

Governing Law:             State of New York.

Amendments and Waivers:    After the first issuance of the Bridge Notes,
                           amendments and waivers will require the consent of persons holding in the aggregate at least 51% of the principal amount of the Bridge Notes outstanding, PROVIDED, that any such amendment will require the approval of WP Bridge Finance and PROVIDED, FURTHER, that changes to certain economic provisions will require unanimous consent.

Miscellaneous:             The provisions of the Commitment Letter and Term
                           Sheet will be replaced by the provisions of any definitive documentation executed in connection with the Bridge Notes.

                           Standard yield protection (including payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions will apply.

                                                                       EXHIBIT B
                                                                       ---------




                             SENIOR ROLLOVER NOTES:

                         SUMMARY OF TERMS AND CONDITIONS



Issuer:                    Parent.

Issue:                     Senior Rollover Notes (the "Rollover Notes").

Principal Amount:          Up to the outstanding principal amount of the Bridge
                           Notes plus an amount equal to 3% of such principal amount, representing a funding fee payable to the Purchasers, to be paid to the Purchasers pro rata based on their respective shares of Bridge Notes held.

Purpose: The Rollover Notes will be used in their entirety to redeem 100% of the outstanding (and unredeemed) principal amount of the Bridge Notes.(1)

Maturity:                  7 years after the issuance date of the Rollover
                           Notes.

Interest Rate:             Interest on the Rollover Notes shall be paid at the
                           Applicable Interest Rate (as defined below) and payable quarterly in arrears. "Applicable Interest
                           Rate" means the sum of (A) 200 basis points (the
                           "Incremental Spread") as of the date of the issuance of the Rollover Notes, which Incremental Spread shall (for so long as the Rollover Notes are held by the Purchasers) increase by an additional 50 basis points at the end of each three-month period for so long as the Rollover Notes are outstanding, PLUS (B) the highest of the following, as determined as of the beginning of each three-month period: (i) the base rate (as announced from time to time by Citibank, N.A.) plus 325 basis points, (ii) three months U.S.
                           Dollar LIBOR (as determined from specified sources) plus 600 basis points and (iii) the highest yield on any of the 1, 3, 5 and 10-year direct obligations issued by the United States plus 500 basis points;
                           and PROVIDED, FURTHER, that (A) in no event shall the Applicable Interest Rate exceed 17% and (B) the amount of cash interest paid will be subject to a cap of 15%, with the excess (if any) of the Applicable
                           Interest Rate over such interest rate cap to be paid in additional Rollover Notes.

--------
       (1)Accrued interest to be paid in cash on the Bridge Notes at the time of exchange for Rollover Notes.

Optional Redemption:       For so long as they are held by the Purchasers, the
                           Rollover Notes will be redeemable at the option of Parent, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date, PROVIDED, HOWEVER, that if the Rollover Notes are sold to third party purchasers on a fixed rate basis no less favorable to Parent than the then applicable rate of interest (it being understood that the Purchasers shall have the right unilaterally to fix the Interest Rate on the Rollover Notes in conjunction with such third party sales and it also being understood that no such third party sales shall take place unless Parent has been given 10 days' prior notice), the Rollover Notes will be non-callable for 4 years from the date of issuance and will be callable thereafter at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the date of issuance of the Rollover Notes, declining ratably on each yearly anniversary to par one year prior to the maturity of the Rollover Notes.

Mandatory Redemption:      Same as Bridge Notes, except that the redemption
                           price shall be at par plus accrued interest.

Change-of-Control:         Parent will redeem the Rollover Notes upon any
                           change-of- control of Parent at a redemption price of 101% of par plus accrued interest. Any redemption or other acquisition of Rollover Notes, whether optional
                           (as set forth above), mandatory (as set forth above) or upon a change of control, will be made pro rata among the Purchasers based on the principal amount of Rollover Notes held by each of them.

Ranking:                   Same as Bridge Notes.

Guarantees:                Same as Bridge Notes.

Registration Rights:       Parent will file, and will use its best efforts to
                           cause to become effective, a "shelf" registration statement with respect to the Rollover Notes as soon as practicable after the issuance of the Rollover
                           Notes. Parent will keep the registration statement for the Rollover Notes effective until all of the Rollover Notes shall have been redeemed or are saleable in accordance with Rule 144(k) under the Securities Act. If a "shelf" registration statement for the Rollover Notes has either (i) not been filed within 60 days from the date of issuance of the Rollover Notes, or (ii) not been declared effective within 120 days from the date of issuance of the Rollover Notes, Parent will pay liquidated damages of $.192 per week per $1,000 principal amount of Rollover Notes until such time as such registration statement has been filed or become effective, as the case may be. Parent will also pay such liquidated damages for any period of time following the effectiveness of such registration statement that the registration statement is not available for resales thereunder.

Right to Resell            The Purchasers shall have the absolute and
Rollover Notes:            unconditional right to resell Rollover Notes in
                           compliance with applicable law to any third parties.

Conditions to Issuance:    The right to issue the Rollover Notes will be subject
                           to satisfaction of the following conditions precedent: (i) at the time of issuance, there shall exist no material default under the Securities
                           Purchase Agreement, (ii) all fees and other amounts owing to the Purchasers shall have been paid in full and (iii) no injunction, decree, order or judgment enjoining such issuance shall be in effect.

Representation             As in the Securities Purchase Agreement
Warranties,                (see Exhibit A).
Covenants, Events
of Default,
Indemnities and
Expenses:

Governing Law:             State of New York.

                             WP BRIDGE FINANCE, INC.
                               31 West 52nd Street
                            New York, New York 10019





                                                     July 25, 1997



Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903

          Re:  $300,000,000 Bridge Commitment Letter
               -------------------------------------

Gentlemen:

          Reference is made to the (i) Letter Agreement, dated as of July 18, 1997 (the "COMMITMENT LETTER"), between WP Bridge Finance, Inc. ("WP BRIDGE FINANCE") and you with respect to the proposed sale of $300,000,000 of bridge notes (the "Bridge Notes") and (ii) the Summary of Terms and Conditions attached thereto as Exhibits A and B (such Summary of Terms and Conditions shall hereinafter be collectively referred to as the "TERM SHEET", such Exhibit A included therein shall hereinafter be referred to as "TERM SHEET EXHIBIT A" and such Exhibit B included therein shall hereinafter be referred to as "TERM SHEET EXHIBIT B"). Unless otherwise defined herein, capitalized terms which are used herein shall have the respective meanings ascribed to them in the Commitment Letter and the Term Sheet.

          This letter shall confirm our agreement that the Term Sheet shall hereby be amended as follows:

1. The paragraph set forth opposite the heading "Interest Rate" in Term Sheet Exhibit A is hereby deleted in its entirety and replaced with the following:

          "Interest on the Bridge Notes shall be paid at the Applicable Interest Rate (as defined below) and payable quarterly in arrears. "Applicable Interest Rate" means the highest of the following, as determined as of the beginning of each three-month period: (i) the base rate (as announced from time to time by Citibank, N.A.) plus 225 basis points,
          (ii) three-month U.S. Dollar LIBOR (as determined from specified sources) plus 500 basis points and (iii) the highest yield on any of the 1,

          3, 5 and 10-year direct obligations issued by the United States plus 400 basis points."

2. The paragraph set forth opposite the heading "Maturity" in Term Sheet Exhibit A is hereby deleted in its entirety and replaced with the following:

          "Three months from the date of first issuance of any Bridge Notes; PROVIDED, HOWEVER, that (i) the Company may extend the maturity to six months from the date of such first issuance by the payment on or prior to the three month maturity date of an extension fee of $2.50 per $1,000 of principal amount of Bridge Notes to be so extended, (ii) the Company may extend the maturity to nine months from the date of such first issuance by the payment on or prior to the six month maturity date of an extension fee of $5.00 per $1,000 of principal amount of Bridge Notes to be so extended and (iii) the Company may extend the maturity to twelve months from the date of such first issuance by the payment on or prior to the nine month maturity date of an extension fee of $6.25 per $1,000 of principal amount of Bridge Notes to be so extended.

3. The paragraph set forth opposite the heading "Interest Rate" in Term Sheet Exhibit B is hereby deleted in its entirety and replaced with the following:

          "Interest on the Rollover Notes shall be paid at the Applicable Interest Rate (as defined below) and payable quarterly in arrears. "Applicable Interest Rate" means the sum of (A) 300 basis points (the "Incremental Spread") as of the date of the issuance of the Rollover Notes, which Incremental Spread shall (for so long as the Rollover Notes are held by the Purchasers) increase by an additional 50 basis points at the end of each three-month period for so long as the Rollover Notes are outstanding, plus (B) the highest of the following, as determined as of the beginning of each three-month period: (i) the base rate (as announced from time to time by Citibank, N.A.) plus 225 basis points, (ii) three-month U.S. Dollar LIBOR (as determined from specified sources) plus 500 basis points and (iii) the highest yield on any of the 1, 3, 5 and 10-year direct obligations issued by the United States plus 400 basis points; and PROVIDED, FURTHER, that (A) in no event shall the Applicable Interest Rate exceed 17% and (B) the amount of cash interest paid will be subject to a cap of 15%, with the excess (if any) of the Applicable Interest Rate over such interest rate cap to be paid in additional Rollover Notes."

          Except as specifically amended hereby, all of the terms and provisions of each of the Commitment Letter, the Exhibit A Term Sheet and the Exhibit B Term

Sheet shall remain unamended and in full force and effect in accordance with the provisions thereof, and the terms "Commitment Letter" and "Term Sheet" and words of like import shall be deemed to refer to the Commitment Letter and the Term Sheet as amended by this letter.

          THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS LETTER IS HEREBY WAIVED AND THE PARTIES HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS LETTER OR ANY MATTERS CONTEMPLATED HEREBY.

          Without our prior written consent, this letter (and the contents hereof) may not be disclosed by you to any other person except your accountants, attorneys and other advisors and to the Company and its accountants, attorneys and other advisors in connection with the Acquisition and then only, in each case, on a confidential basis and in connection with the Transaction, except as otherwise required by law or the rules and regulations of the Securities and Exchange Commission.

          This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this letter by telecopier shall be effective at delivery of a manually executed counterpart of this letter.

          Please acknowledge your agreement with the foregoing by signing where indicated below and by returning this letter to WP Bridge Finance. Upon your acceptance hereof, this letter will constitute a binding agreement between us.

                                              Very truly yours,

                                              WP BRIDGE FINANCE, INC.


                                              By: /s/ James C. Kingsbery
                                                  ------------------------------
                                                  Name: James C. Kingsbery
                                                  Title: Treasurer


Accepted and agreed to as of the
date first above written:

NORTEK, INC.


By: /s/ Kevin W. Donnelly
    -------------------------------------
    Name: Kevin W. Donnelly
    Title: Vice President General Counsel

NTK SUB, INC.


By: /s/ Kevin W. Donnelly
    -------------------------------------
    Name: Kevin W. Donnelly
    Title: Secretary